Exhibit 10.50

Written Description of Amendment to Terms of Employment of Raymond L. Brickner III

On March 10, 2008, the Compensation Committee of Broadwind Energy, Inc. (the “Company”) approved an amendment to the terms of employment of Raymond L. Brickner III, the Company’s president. The amendment, which increases Mr. Brickner’s base salary from $150,000 per annum to $200,000 per annum, is retroactive to January 1, 2008. Mr. Brickner has served as president and director of the Company since the reverse public shell transaction between Tower Tech Systems, Inc. and Blackfoot Enterprises, Inc. in February 2006, and entered into a written employment agreement with the Company in March 2007. All other terms of Mr. Brickner’s employment agreement remain unchanged.